Exhibit 99.1

Contact:

Richard M. Spaulding

508-898-1000

rich.spaulding@epresence.com

EPRESENCE ANNOUNCES FILING OF ARTICLES OF DISSOLUTION, CLOSING OF

STOCK TRANSFER BOOKS AND INITIAL DISTRIBUTION TO SHAREHOLDERS

June 14, 2004 (Westboro, MA) — ePresence, Inc. announced that, in accordance with the plan of complete liquidation and dissolution adopted by its shareholders on June 3, 2004, its Board of Directors had approved an initial liquidation distribution to shareholders of $4.05 per share in cash. The initial liquidating distribution to stockholders is expected to be made on or about June 23, 2004. ePresence also announced that it had filed Articles of Dissolution with the Massachusetts Secretary of the Commonwealth in accordance with its plan of liquidation and that, effective as of June 14, 2004, its stock transfer books have been closed and that no stock transfers will be recorded after such date.

Future liquidating distributions, if any, will be made only to stockholders of record at the close of business on June 14, 2004. The timing and amounts of any future distributions will be determined by ePresence’s Board of Directors in accordance with the plan of liquidation. ePresence also announced that it had hired Verdolino and Lowey, P.C. to administrate the liquidation of the Company. ePresence intends to cease filing periodic reports, such as Forms 10-K and 10-Q, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. ePresence intends to continue to disclose material events by filing periodic reports on Form 8-K.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the liquidation and dissolution of ePresence, the estimated proceeds available for distribution to stockholders in the liquidation, the expected timetable for completing these transactions, future financial and operating results, and any other statements about ePresence’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact, including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the following: the amount of any distribution(s) to stockholders may vary based on many factors, including changes in anticipated amounts required to settle liabilities or of net proceeds from the sale of assets, the timing of the settlement of liabilities and sale of assets, the incurrence of unanticipated liabilities or expenses and the outcome of pending litigation; the expected timetable could be delayed based on many factors, including claims made against ePresence, legal or regulatory requirements or delays in settling liabilities and selling assets; lawsuits in which ePresence is or may become involved could delay its timetable or reduce the cash available for distribution to its stockholders; ePresence’s Board of Directors could elect to abandon or delay implementation of the plan of liquidation and dissolution; ePresence’s stockholders could be liable to its creditors in the event ePresence fails to create an adequate contingency reserve to satisfy claims against ePresence; ePresence could incur significant costs to retain or replace personnel; ePresence could become the target of an acquisition; and the other factors described in ePresence’s Form 10-Q for the quarter ended March 31, 2004. ePresence disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.